Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Third Quarter 2014 Results

OKLAHOMA CITY (November 5, 2014) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operational results for the third quarter of 2014 and provided an update on its 2014 activities.

Financial and Operational Highlights

•	Achieved oil and natural gas sales volumes of 3,894,511 barrels of oil equivalent (“BOE”), or 42,332 barrels of oil equivalent per day (“BOEPD”), in the third quarter of 2014, as compared to 1,193,808 BOE, or 12,976 BOEPD, in the third quarter of 2013.

•	Production for the month of October averaged 55,900 BOEPD and for the period of November 1, 2014 through November 4, 2014 production averaged approximately 59,300 BOEPD.

•	Recorded net income of $6.9 million, or $0.08 per diluted share, in the third quarter of 2014.

•	Reported adjusted net income of $11.0 million, or $0.13 per diluted share, in the third quarter of 2014.

•	Generated $90.1 million of EBITDA in the third quarter of 2014.

•	In the Utica Shale, the Company brought online 19 wells during the third quarter of 2014.

•	Ten rigs are currently active in Gulfport’s core operating areas, with eight horizontal rigs in the Utica Shale and two rigs in Southern Louisiana.

Michael G. Moore, Chief Executive Officer, commented, “We are pleased to report a solid third quarter as we continue to execute on our 2014 program. Production increased 60% over the second quarter of 2014, largely driven by the strong well performance from new Utica wells placed on production during the quarter. Our managed pressure program continues to yield positive results and we look forward to seeing additional production from these wells. In addition, overall cash operating costs per unit decreased approximately 25% from the second quarter as the incremental production coming online is driving per unit costs down. During the fourth quarter of 2014, we have continued to realize strong production growth and anticipate bringing online 14 to 20 wells, which includes nine wells that have been brought online to date. Our strong performance in the second half of 2014 has set up the Company for meaningful growth in 2015.”

“With regard to 2015 activities, Gulfport anticipates providing its 2015 guidance and budgeted activity levels in early 2015 to allow additional time to gain clarity surrounding the current commodity price environment. We will remain thoughtful as we plan our capital spending and believe our strong balance sheet, superior transportation portfolio, and active hedging strategy will help position Gulfport to successfully navigate the current commodity price environment. We currently anticipate 2015 activity to be funded through operational cash flow, the Company’s undrawn credit facility and other available sources of liquidity.”

Financial Results

For the third quarter of 2014, Gulfport reported net income of $6.9 million on oil and natural gas revenues of $170.4 million, or $0.08 per diluted share. For the third quarter of 2014, EBITDA (as defined below) was $90.1 million and cash flow from operating activities before changes in working capital was $70.4 million.

Gulfport’s 2014 third quarter financial results include an aggregate non-cash gain of $29.5 million due to hedge ineffectiveness. Excluding the impact of the hedge ineffectiveness, oil and natural gas revenues for the third quarter of 2014 would have been $140.9 million. Gulfport’s 2014 third quarter financial results also include an aggregate loss of $32.4 million in connection with Gulfport’s equity interest in Diamondback Energy, Inc. (“Diamondback”), a NASDAQ Global Select Market listed company. Associated with this adjusted taxable income was $5.2 million of income tax expense. Excluding the effects of these items, adjusted net income for the third quarter of 2014 would have been $11.0 million, or $0.13 per diluted share.

Production

For the third quarter of 2014, Gulfport’s production mix was approximately 71% natural gas and 29% oil and natural gas liquids (“NGL”). Net production for the third quarter of 2014 by region was 3,507,325 BOE in the Utica Shale, 372,374 BOE in Southern Louisiana and an aggregate of 14,812 BOE in the Bakken, Niobrara and other areas.

Gulfport’s 2014 third quarter realized prices include an aggregate non-cash gain of $29.5 million due to hedge ineffectiveness. Before the impact of derivatives, realized prices for the third quarter of 2014 were $93.89 per barrel of oil, $3.65 per thousand cubic foot (“Mcf”) of natural gas and $1.14 per gallon of NGL, for a total equivalent of $36.21 per BOE. Gulfport’s third quarter natural gas realized price before the impact of derivatives of $3.65 per Mcf represents a price realization of approximately 90% of the NYMEX settlement prices for the third quarter.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Production Volumes:	2014	2013	2014	2013
Oil (MBbls)	571.4	590.2	2,007.6	1,642.3
Natural gas (MMcf)	16,556.7	2,981.6	33,190.7	4,716.1
NGL (MGal)	23,672.2	4,480.7	51,445.7	6,565.2
Oil equivalents (MBOE)	3,894.5	1,193.8	8,764.3	2,584.7
Average Realized Prices (before the impact of derivatives):
Oil (per Bbl)	$93.89	$108.87	$97.42	$107.85
Natural gas (per Mcf)	$3.65	$3.51	$4.16	$3.97
NGL (per Gal)	$1.14	$1.14	$1.25	$1.19
Oil equivalents (per BOE)	$36.21	$66.86	$45.39	$78.80
Average Realized Prices: (including cash-settlement of derivatives and excluding non-cash hedge ineffectiveness):
Oil (per Bbl)	$93.25	$101.55	$95.94	$102.70
Natural gas (per Mcf)	$3.66	$3.51	$3.71	$3.97
NGL (per Gal)	$1.14	$1.14	$1.25	$1.19
Oil equivalents (per BOE)	$36.18	$63.24	$43.32	$75.52
Average Realized Prices:
Oil (per Bbl)	$101.84	$89.75	$99.45	$101.72
Natural gas (per Mcf)	$5.14	$3.61	$4.19	$4.03
NGL (per Gal)	$1.14	$1.14	$1.25	$1.19
Oil equivalents (per BOE)	$43.75	$57.65	$45.95	$75.02

Net production for the third quarter of 2014 was 42,332 BOEPD. Subsequent to the third quarter of 2014, net production for the month of October 2014 averaged approximately 55,900 BOEPD. For the period November 1, 2014 through November 4, 2014, production averaged approximately 59,300 BOEPD.

Derivatives

The table below sets forth the Company’s hedging positions as of November 4, 2014.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES—HEDGE POSITION AS OF NOVEMBER 4, 2014

(Unaudited)

	Quarter Ending
	4Q2014	1Q2015	2Q2015	3Q2015	4Q2015
Oil (MBbls):
Swap contracts
Volume	184	—	—	—	—
Price	$101.50	$—	$—	$—	$—
Natural gas (MMcf):
Swap contracts
Volume	14,260	14,625	17,445	19,090	20,240
Price	$4.07	$4.07	$4.05	$4.05	$4.04
Swaption contracts
Volume	—	2,250	2,275	2,300	2,300
Price	—	$4.10	$4.10	$4.10	$4.10

	Year Ending December 31,
	2014	2015	2016	2017
Oil (MBbls):
Swap contracts
Volume	910	—	—
Price	$102.79	—	—
Natural gas (MMcf):
Swap contracts
Volume	48,560	71,400	38,660	9,050
Price	$4.06	$4.05	$3.99	$3.96
Swaption contracts
Volume	—	9,125	3,025	—
Price	—	$4.10	$4.10	$—

Operational Update

Utica Shale

In the Utica Shale, Gulfport spud 31 gross (26.4 net) wells during the third quarter of 2014. In addition, Gulfport brought online 19 wells, all located within the wet gas window of the play. At present, Gulfport has eight horizontal rigs drilling in the play.

Since August 2014, Gulfport has increased its acreage position in the play, adding approximately 500 net acres, bringing the Company’s total acreage position to approximately 185,000 gross (184,000 net) acres under lease in the Utica Shale.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly converted all ten well pairs to SAGD production mode during the third quarter of 2014. Grizzly continues to anticipate the first phase of this facility to reach its peak production potential of approximately 6,200 barrels of bitumen per day in the second quarter of 2015.

Southern Louisiana

At its West Cote Blanche Bay and Hackberry fields, Gulfport spud 13 wells during the third quarter of 2014, completing 10 wells as productive with one waiting on recompletion at the end of the quarter. Two wells were nonproductive. In addition, Gulfport performed 29 recompletions at the fields. At present, Gulfport has two rigs active in Southern Louisiana drilling ahead on the 38th and 39th wells of 2014.

2014 Guidance

Gulfport reaffirms its full year 2014 Company production guidance and continues to estimate that its average daily production for 2014 will be in the range of 37,000 BOEPD to 42,000 BOEPD. Capital expenditures for exploration and production activities in 2014 are estimated to be in the range of $715 million to $767 million. Additionally, Gulfport anticipates spending approximately $375 million to $425 million on leasehold acquisitions in the Utica Shale during 2014.

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

Year Ending 12/31/2014
Forecasted Production (BOE per day)
Utica	32,000 - 37,000
South Louisiana	~5,000

Average Daily Oil Equivalent	37,000 - 42,000
Total Equivalent - MMBOE	13.51 - 15.33
Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$3.50 - $4.50
Midstream Processing & Marketing - $/BOE	$4.40 - $4.60
Production Taxes - % of Revenue	4% - 6%
General and Administrative - $/BOE	$2.50 - $3.00
Interest - $MM/Quarter	$8.0 - $9.0
Depreciation, Depletion and Amortization per BOE	$20.00 - $22.00
Budgeted Capital Expenditures - In Millions:
Utica	$634 - $676
Southern Louisiana	$66 - $71
Grizzly	$15 - $20

Total Budgeted E&P Capital Expenditures	$715 - $767
Budgeted Leasehold Expenditures - In Millions:	$375 - $425

Bank Redetermination

In connection with the scheduled fall redetermination of Gulfport’s revolving credit facility, Gulfport’s lead lender has proposed to increase Gulfport’s borrowing base from $275 million to $450 million, subject to the approval of the additional banks within the syndicate. On September 30, 2014, there were no outstanding borrowings under the bank credit facility and $41.7 million in letters of credit had been issued, leaving $233.3 million of availability. In addition, at September 30, 2014 the company had cash on hand of approximately $152.9 million.

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Thursday, November 6, 2014 at 8:00 a.m. CST to discuss its third quarter 2014 financial and operational results and to provide an update on the Company’s recent activities. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 13339175. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 13339175. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC and has an equity interest in Diamondback Energy, Inc., a NASDAQ Global Select Market listed company.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport.

Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to pre-tax net income less gain from hedge ineffectiveness and income (loss) in connection with Gulfport’s equity interest in Diamondback, plus loss on litigation settlement and income tax expense. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted net income, and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul Heerwagen

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills

jwills@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except share data)		(In thousands, except share data)
Revenues:
Oil and condensate sales	$58,196	$52,972	$199,651	$167,051
Gas sales	85,168	10,755	139,039	19,014
Natural gas liquids sales	27,021	5,100	64,054	7,828
Other income	419	425	825	793

	170,804	69,252	403,569	194,686

Costs and expenses:
Lease operating expenses	11,883	7,297	36,192	18,347
Production taxes	5,213	7,071	18,771	20,381
Midstream processing and marketing	18,714	3,622	37,263	5,940
Depreciation, depletion and amortization	72,409	30,691	185,280	81,814
General and administrative	8,939	5,259	28,832	14,571
Accretion expense	192	180	569	529
(Gain) loss on sale of assets	—	(5)	(11)	567

	117,350	54,115	306,896	142,149

INCOME FROM OPERATIONS:	53,454	15,137	96,673	52,537

OTHER (INCOME) EXPENSE:
Interest expense	5,706	2,602	11,993	9,365
Interest income	(25)	(70)	(167)	(211)
Litigation settlement	1,500	—	25,500	—
Loss (income) from equity method investments	34,477	(51,322)	(163,567)	(162,640)

	41,658	(48,790)	(126,241)	(153,486)

INCOME BEFORE INCOME TAXES	11,796	63,927	222,914	206,023
INCOME TAX EXPENSE	4,876	23,400	85,584	77,109

NET INCOME	$6,920	$40,527	$137,330	$128,914

NET INCOME PER COMMON SHARE:
Basic net income per share	$0.08	$0.52	$1.61	$1.70

Diluted net income per share	$0.08	$0.52	$1.60	$1.69

Basic weighted average shares outstanding	85,506,095	77,554,386	85,405,630	75,955,040
Diluted weighted average shares outstanding	85,907,307	77,931,738	85,790,433	76,374,107

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Net Income	$6,920	$40,527	$137,330	$128,914
Interest expense	5,706	2,602	11,993	9,365
Income tax expense	4,876	23,400	85,584	77,109
Accretion expense	192	180	569	529
Depreciation, depletion, and amortization	72,409	30,691	185,280	81,814

EBITDA	$90,103	$97,400	$420,756	$297,731

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Cash provided by operating activity	$84,390	$67,485	$285,899	$141,030
Adjustments:
Changes in operating assets and liabilities	(13,962)	(15,900)	(17,718)	(9,891)

Operating Cash Flow	$70,428	$51,585	$268,181	$131,139

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

Three Months Ended September 30, 2014
(In thousands, except share data)
Pre-tax net income	$11,796
Adjustments:
Gain from hedge ineffectiveness	(29,482)
Diamondback loss on equity investment	32,412
Litigation settlement	1,500

Pre-tax net income excluding adjustments	$16,226

Tax expense excluding adjustments	$5,207

Adjusted net income	$11,019

Adjusted net income per common share:
Basic	$0.13

Diluted	$0.13

Basic weighted average shares outstanding	85,506,095
Diluted weighted average shares outstanding	85,907,307